EXHIBIT 10.36
                        REYNOLDS METALS COMPANY
                  NEW MANAGEMENT INCENTIVE DEFERRAL PLAN


          The Reynolds Metals Company New Management Incentive Deferral Plan shall be amended effective January 1, 1995, by adding a new Article IX to read as follows:


                                ARTICLE IX

                      PHANTOM STOCK ADDITIONAL INCOME

          9.01 The provisions of this Article IX shall apply only to an Eligible Employee who, at the time an election to defer Incentive Compensation is made in accordance with Article III, is subject to the Company's Stock Ownership Guidelines for Officers (an "Officer"). Any such Officer electing to defer Incentive Compensation may also elect to have a specified part or all of such deferred Incentive Compensation subject to Phantom Stock Additional Income (as provided herein) instead of having Additional Income computed at a specified rate as set forth in Section 4.01.

          9.02 Phantom Stock Additional Income shall be computed in accordance with this Section 9.02.

          (a) As of the date when Incentive Compensation would have been paid if it were Current Compensation, each Officer who elected to receive Phantom Stock Additional Income shall have his or her account under this Plan credited with a number of equivalent shares of the Company's Common Stock, without par value ("Company Stock") determined by dividing (i) the total dollar amount of such Deferred Compensation by (ii) the arithmetic average of the high and low sales prices of Company Stock as reported on New York Stock Exchange - Composite Transactions on such date. Fractional equivalent shares shall be calculated to three decimal places.

          (b) As of each date when cash dividends are paid on Company Stock, each Officer who elected to receive Phantom Stock Additional Income shall also have his or her account under this Plan adjusted to reflect dividend equivalents computed pursuant to this subsection (b). The dollar amount of the dividend equivalent for each Officer shall equal the cash dividends that would have been paid on the number of equivalent shares of Company Stock credited to the Officer's account as of the dividend record date if that number of equivalent shares had actually been issued and outstanding on the record date. This dividend equivalent for each Officer shall be converted into a number representing equivalent shares of Company Stock by dividing (i) the total dollar amount of the Officer's dividend equivalent by (ii) the arithmetic average of the high and low sales prices of Company Stock as reported on New York Stock Exchange - Composite Transactions on the date when the cash dividends are paid. The Officer's account under this Plan shall then be credited with the determined number of equivalent shares of Company Stock, including fractional shares calculated to three decimal places.

          (c) If any stock dividend is declared upon Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to its Company Stock resulting in a split-up or combination or exchange of shares, the aggregate number and kind of equivalent shares of Company Stock credited to the account of an Officer under the Plan shall be proportionately adjusted as the Plan Committee may deem appropriate.

          9.03 Any election of Phantom Stock Additional Income in accordance with this Article IX shall be subject to the following terms and conditions:

          (a) The election of Phantom Stock Additional Income must be made at the same time as the election to defer Incentive Compensation.

          (b) The election of Phantom Stock Additional Income shall be irrevocable as to the Incentive Compensation to which such election applies.

          (c) The Deferral Termination Date shall be the date on which the Officer is retired and entitled to an immediate benefit under the New Retirement Program.

          (d) Any Officer electing Phantom Stock Additional Income may also irrevocably elect at the same time that if the Officer dies before receiving full payment of any deferred Incentive Compensation subject to Phantom Stock Additional Income, payments after death will be made in the form of five (5) annual installments.

          (e) If Phantom Stock Additional Income is being paid on Deferred Compensation, the amount of a lump sum payment shall be equal to (i) the total number of equivalent shares of Company Stock credited to the Officer's account under this Plan as of the last day on which the New York Stock Exchange, Inc. is open in the year the Deferral Termination Date occurs, multiplied by (ii) the closing sales price of Company Stock as reported on New York Stock Exchange - Composite Transactions on such date. This lump sum payment shall be paid as soon as administratively feasible following the end of the year. If annual installments are elected instead of a lump sum, the amount of the installment payment to be made in a calendar year shall be computed by taking (y) the amount that would have been payable after the end of the preceding year had the entire amount remaining as of the end of such year been paid as a single lump sum, divided by (z) the number of installment payments remaining, including the installment about to be paid. Annual installments shall be paid as soon as administratively feasible in each calendar year following the year in which the Deferral Termination Date occurs. All payments under the Plan shall be made in cash.

          (f) Anything in Section 4.04 to the contrary notwithstanding, the Plan Committee shall not accelerate any payment of Deferred Compensation with respect to which Phantom Stock Additional Income is to be paid unless the Plan Committee determines that such accelerated payments comply with Rule 16a-l(c)(3) under Section 16 of the Securities Exchange Act of 1934.



          Executed and adopted this 15th day of February, 1995, pursuant to action taken by the Board of Directors of Reynolds Metals Company at its meeting on November 18, 1994.


                              REYNOLDS METALS COMPANY




                              By Donald T. Cowles
                                Donald T. Cowles
                                Executive Vice President, Human
                                Resources and External Affairs